Tortoise Pipeline & Energy Fund, Inc. (NYSE: TTP)

Section 19(a) Notification of Sources of Distribution

Distribution Period	August 2014
Distribution Amount per Share	$0.4075

The following table sets forth the estimated amounts of the current distribution, payable August 29, 2014, and the cumulative distributions paid this fiscal year to date from the following sources: net investment income, net realized short-term capital gains, net realized long-term capital gains and return of capital. All amounts are expressed per common share.

Estimated Sources of Distributions

				% Breakdown of the
		% Breakdown	($) Total Cumulative	Total Cumulative
	($) Current	of the Current	Distributions for the	Distributions for the
	Distribution	Distribution	Fiscal Year to Date	Fiscal Year to Date
Net Investment Income	0.0152	4%	0.0424	3%
Net Realized Short-Term Capital Gains	0.0000	0%	0.0172	1%
Net Realized Long-Term Capital Gains	0.1466	36%	0.8862	73%
Return of Capital	0.2457	60%	0.2767	23%
Total (per common share)	0.4075	100%	1.2225	100%

Average annual total return (in relation to NAV) from commencement of operations through 7/31/2014				25.47%
Annualized current distribution rate expressed as a percentage of NAV as of 7/31/2014				4.26%

Cumulative total return (in relation to NAV) for the fiscal year through 7/31/2014				29.46%
Cumulative fiscal year distributions as a percentage of NAV as of 7/31/2014				3.20%

You should not draw any conclusions about TTP's investment performance from the amount of this distribution or from the terms of TTP’s distribution policy.

TTP estimates that it has distributed more than its income and net realized capital gains; therefore, a portion of your distribution may be a return of capital. A return of capital may occur, for example, when some or all of the money that you invested in TTP is paid back to you. A return of capital distribution does not necessarily reflect TTP’s investment performance and should not be confused with "yield" or "income."

The amounts and sources of distributions reported are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon TTP's investment experience during the remainder of its fiscal year and may be subject to changes based on tax regulations. TTP will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

TTP is a non-diversified, closed-end management investment company that seeks to obtain a high level of total return with an emphasis on current distributions. TTP invests primarily in equity securities of pipeline companies that transport natural gas, natural gas liquids (NGLs), crude oil and refined products and, to a lesser extent, in other energy infrastructure companies. For more information, visit TTP's website at www.tortoiseadvisors.com or call (866) 362-9331.

11550 Ash Street, Suite 300, Leawood, KS 66211 | Main 1-913-981-1020 | Fax 1-913-981-1021 | www.tortoiseadvisors.com

Tortoise Pipeline & Energy Fund, Inc. (NYSE: TTP)

Section 19(a) Notification of Sources of Distribution

Distribution Period	November 2014
Distribution Amount per Share	$0.4075

The following table sets forth the estimated amounts of the current distribution, payable November 28, 2014, and the cumulative distributions paid this fiscal year to date from the following sources: net investment income, net realized short-term capital gains, net realized long-term capital gains and return of capital. All amounts are expressed per common share.

Estimated Sources of Distributions

				% Breakdown of the
		% Breakdown	($) Total Cumulative	Total Cumulative
	($) Current	of the Current	Distributions for the	Distributions for the
	Distribution	Distribution	Fiscal Year to Date	Fiscal Year to Date
Net Investment Income	0.0350	9%	0.0778	5%
Net Realized Short-Term Capital Gains	0.0782	19%	0.1361	8%
Net Realized Long-Term Capital Gains	0.2943	72%	1.4161	87%
Return of Capital	0.0000	0%	0.0000	0%
Total (per common share)	0.4075	100%	1.6300	100%

Average annual total return (in relation to NAV) from commencement of operations through 10/31/2014				22.72%
Annualized current distribution rate expressed as a percentage of NAV as of 10/31/2014				4.35%

Cumulative total return (in relation to NAV) for the fiscal year through 10/31/2014				28.22%
Cumulative fiscal year distributions as a percentage of NAV as of 10/31/2014				4.35%

You should not draw any conclusions about TTP's investment performance from the amount of this distribution or from the terms of TTP’s distribution policy.

The amounts and sources of distributions reported are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon TTP's investment experience during the remainder of its fiscal year and may be subject to changes based on tax regulations. TTP will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

TTP is a non-diversified, closed-end management investment company that seeks to obtain a high level of total return with an emphasis on current distributions. TTP invests primarily in equity securities of pipeline companies that transport natural gas, natural gas liquids (NGLs), crude oil and refined products and, to a lesser extent, in other energy infrastructure companies. For more information, visit TTP's website at www.tortoiseadvisors.com or call (866) 362-9331.

11550 Ash Street, Suite 300, Leawood, KS 66211 | Main 1-913-981-1020 | Fax 1-913-981-1021 | www.tortoiseadvisors.com